Exhibit 99.1

Infineon to acquire Cypress, strengthening and accelerating its path of profitable growth

•                  Infineon CEO Ploss: “Landmark step in Infineon’s strategic development. We will be able to offer our customers the most comprehensive portfolio for linking the real with the digital world.”

•                  Combination of highly complementary technology portfolios opens up great potential in high-growth target markets automotive, industrial and Internet of Things (IoT)

•                  Infineon to pay US$23.85 per Cypress share, equivalent to a total enterprise value of €9.0 billion

•                  Transaction expected to yield €180 million in cost synergies per annum by 2022 and more than €1.5 billion annual revenue synergies in the long-term

•                  Transaction expected to be accretive to earnings beginning in the first full year after closing and to close by end of calendar year 2019 or early 2020

•                  Future target operating model after integration: 9+ percent revenue growth, 19 percent segment result margin and 13 percent investment-to-sales ratio

Munich, Germany, and San Jose, California — 3 and 2 June 2019 — Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) and Cypress Semiconductor Corporation (NASDAQ: CY) today announced that the companies have signed a definitive agreement under which Infineon will acquire Cypress for US$23.85 per share in cash, corresponding to an enterprise value of €9.0 billion.

Reinhard Ploss, CEO of Infineon, said: “The planned acquisition of Cypress is a landmark step in Infineon’s strategic development. We will strengthen and accelerate our profitable growth and put our business on a broader basis. With this transaction, we will be able to offer our customers the most comprehensive portfolio for linking the real with the digital world. This will open up additional growth potential in the automotive, industrial and Internet of Things sectors. This transaction also makes our business model even more resilient. We look forward to welcoming our new colleagues from Cypress to Infineon. Together, we will continue our shared commitments to innovation and focused R&D investments to accelerate technology advancements.”

Hassane El-Khoury, President and CEO of Cypress, said: “The Cypress team is excited to join forces with Infineon to capitalize on the multi-billion dollar opportunities from the massive rise in connectivity and computing requirements of the next technology waves. This announcement is not only a testament to the strength of our team in delivering industry-leading solutions worldwide, but also to what can be realized from uniting our two great companies. Jointly, we will enable more secure, seamless connections, and provide more complete hardware and software sets to strengthen our customers’ products and technologies in their end markets. In addition, the strong fit of our two companies will bring enhanced opportunities for our customers and employees.”

Steve Albrecht, Chairman of the Board of Directors of Cypress, said: “For the past three years, our Cypress 3.0 strategy has delivered tremendous results and restructured the entire organization to focus on markets that matter. After receiving interest from several companies, we entered into a transaction that is a testament to our team’s strategy and hard work. For Cypress shareholders, the combination of continued dividends through closing plus the US$23.85 cash price represents significant value creation. This transaction will create product opportunities that are increasingly important in the competitive automotive, industrial, and consumer markets. As Board members, we are grateful for Cypress’s outstanding management team, led by Hassane El-Khoury.”

More robust positioning in high-growth markets

With the addition of Cypress, Infineon will consequently strengthen its focus on structural growth drivers and serve a broader range of applications. This will accelerate the company’s path of profitable growth of recent years. Cypress has a differentiated portfolio of microcontrollers as well as software and connectivity components that are highly complementary to Infineon’s leading power semiconductors, sensors and security solutions. Combining these technology assets will enable comprehensive advanced solutions for high-growth applications such as electric drives, battery-powered devices and power supplies. The combination of Infineon’s security expertise and Cypress’s connectivity know-how will accelerate entry into new IoT applications in the industrial and consumer segments. In automotive semiconductors, the expanded portfolio of microcontrollers and NOR flash memories will offer great potential, especially in light of their growing importance for advanced driver assistance systems and new electronic architectures in vehicles.

With the addition of Cypress’s strong R&D and geographical presence in the U.S, Infineon not only strengthens its capabilities for its major customers in North America, but also in other important geographical regions. The company adds to its R&D presence in Silicon Valley and gains presence, as well as market share, in the strategically important Japanese market. At the same time, Infineon aims to achieve significant economies of scale, making Infineon’s business model even more resilient. Based on pro forma revenues of €10 billion in FY 2018, the transaction will make Infineon the number eight chip manufacturer in the world. In addition to its already leading position in power semiconductors and security controllers, Infineon will now also become the number one supplier of chips to the automotive market.

Improved financial strength following full integration

The acquisition will also improve Infineon’s financial strength and Infineon shareholders are expected to benefit from earnings accretion beginning in the first full fiscal year after closing. The capital intensity will decrease, resulting in an increasing free cash flow margin. Infineon has validated sales and cost synergies assumptions as part of due diligence. Expected economies of scale will create cost synergies of €180 million per annum by 2022. The complementary portfolios will enable the offering of further chip solutions with a revenue synergies potential of more than €1.5 billion per annum in the long term.

Upon successful integration, Infineon will adapt its target operating model accordingly. Then, the company targets through-cycle revenue growth of 9+ percent and a segment result margin of 19 percent. The investment-to-sales ratio is targeted to decrease to 13 percent.

Transaction details

Under the terms of the agreement, Infineon will offer US$23.85 in cash for all outstanding shares of Cypress. This corresponds to a fully diluted enterprise value for Cypress of €9.0 billion. The offer price represents a 46 percent premium to Cypress’s unaffected 30-day volume-weighted average price during the period from 15 April to 28 May 2019, the last trading day prior to media reports regarding a potential sale of Cypress.

Cypress will continue its quarterly cash dividend payments until the transaction closes. This includes Cypress’s previously announced quarterly cash dividend of US$0.11 per share, payable on July 18, 2019 to holders of record of Cypress’s common stock at the close of business on June 27, 2019.

The funding of the acquisition is fully underwritten by a consortium of banks. Infineon is committed to retaining a solid investment grade rating and, consequently, Infineon intends to ultimately finance approximately 30 percent of the total transaction value with equity and the remainder with debt as well as cash on hand. The financial policy to preserve a strategic cash reserve remains in place.

The acquisition is subject to approval by Cypress’s shareholders and the relevant regulatory bodies as well as other customary conditions. The closing is expected by the end of calendar year 2019 or early 2020.

Credit Suisse and J.P. Morgan acted as lead financial advisors to Infineon. Bank of America Merrill Lynch also acted as financial advisor. All three banks acted as structuring banks in addition to providing committed financing for the transaction, Bank of America Merrill Lynch in the lead. Kirkland & Ellis LLP and Freshfields Bruckhaus Deringer LLP are acting as legal advisors to Infineon.

Morgan Stanley is acting as exclusive financial advisor to Cypress, and Simpson Thacher & Bartlett LLP is serving as legal counsel.

Analyst telephone conference and press telephone conference

Infineon will host a telephone conference call including a webcast for analysts and investors (in English only) on 3 June 2019 at 8:15 am (CEST) in order to inform about the planned transaction. In addition, the Management Board will host a telephone press conference with the media at 9:15 am (CEST). It can be followed over the Internet in both English and German. Both conferences will also be available live and for download on Infineon’s website at www.infineon.com.

Contacts

Media Relations Infineon Technologies AG

+49 (89) 234-23888

Media.Relations@infineon.com

Sian Cummings, Head of Communications, Infineon Americas

+1 (310) 252 7148

Sian.Cummings@infineon.com

Colin Born

Vice President, Corporate Development and Investor Relations, Cypress

+1 (408)545-7626

InvestorRelations@cypress.com

Ann Minooka

Vice President, Corporate Marketing and Communications, Cypress

+1 (408) 456-1962

Ann.Minooka@cypress.com

About Infineon

Infineon Technologies AG is a world leader in semiconductor solutions that make life easier, safer and greener. Microelectronics from Infineon is the key to a better future. In the 2018 fiscal year (ending 30 September), the Company reported sales of €7.6 billion with about 40,100 employees worldwide. Infineon is listed on the Frankfurt Stock Exchange (ticker symbol: IFX) and in the USA on the over-the-counter market OTCQX International Premier (ticker symbol: IFNNY).

Further information is available at www.infineon.com

This press release is available online at www.infineon.com/press

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About Cypress

Cypress is the leader in advanced embedded solutions for the world’s most innovative automotive, industrial, smart home appliances, consumer electronics and medical products. Cypress’s microcontrollers, wireless and USB-based connectivity solutions, analog ICs, and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and development resources on the planet enabling them to disrupt markets by creating new product categories in record time.

To learn more, go to www.cypress.com.

DISCLAIMER

This announcement is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation of such jurisdiction or which would require any registration or licensing within such jurisdiction. Any failure to comply with these restrictions may constitute a violation of the laws of other jurisdictions.

This announcement does not constitute or form part of, and should not be construed as, an offer of, a solicitation of an offer to buy, or an invitation to subscribe for, underwrite or otherwise acquire, any securities of the Infineon Technologies AG, the Cypress Semiconductor Corp. or the securities of any existing or future member of the Cypress group (the “Cypress Group”) or the Infineon Technologies AG group (the “Infineon Technologies Group”).  Neither this announcement nor any part of it form the basis of, nor should any of them be relied on in connection with, any voting decisions to be taken by shareholders of either Cypress or Infineon Technologies AG, any offer to purchase or sell, or contract to purchase or sell, any securities of Cypress or Infineon Technologies AG, any member of the Cypress Group or Infineon Technologies Group, or with any other offer, contract or commitment whatsoever. This announcement does not constitute shareholder voting or proxy information, a proxy, an offer to purchase, or prospectus, in whole or in part, and any decision with respect to the manner in which to vote on any corporate or shareholder action or sell or purchase any securities should not be made on the basis of the information contained in this announcement, and should be made solely on the basis of the information to be contained in the relevant document  and on an independent analysis of the information contained therein. Infineon Technologies AG`s securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act. The Financial Advisors are acting exclusively for Infineon Technologies AG and for no-one else in connection with or in respect of the transactions referred to in this announcement and will not regard any other person (whether or not a recipient of this presentation) as a client in relation to these transactions and will not be responsible to any other person for providing the protections afforded to their respective clients, or for advising any such person on the contents of this announcement or in connection with any transaction referred to in this announcement. The contents of this announcement have not been verified by any of the Financial Advisors or any of their affiliates.

This announcement includes “‘forward-looking statements.” These statements contain the words “anticipate,” “believe,” “intend,” “estimate,” “expect”, “expected” ““target”, “aims”, “will” and words of similar meaning. All statements other than statements of historical facts included in this announcement, including, without limitation, those regarding Infineon Technologies AG’s financial position, business strategy, expected financial impact of the acquisition (including cost and revenue synergies), plans and objectives of management for future operations (including cost savings and productivity improvement plans) are forward-looking statements. By their nature, such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Infineon Technologies AG to be materially different from results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding the Infineon Technologies AG’s present and future business strategies and the market environment in which Infineon Technologies AG will operate in the future. The factors that could cause actual results to differ materially include the following: the risk that Infineon Technologies AG may be unable to achieve the expected synergies, benefits or financial impact from the acquisition within the expected time-frames (or at all); the risk that Infineon Technologies AG will not be able to successfully integrate Cypress’s operations into those of Infineon Technologies AG, such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers or suppliers) may be greater or more significant than expected following the transaction; the impact of higher levels of debt incurred by Infineon Technologies AG in connection with the transaction and the potential impact on the rating of indebtedness of Infineon Technologies AG and the risk that deleveraging may take longer than expected; the risk that the acquisition is subject to conditions and that there is no assurance that Infineon Technologies AG will be able to complete the acquisition on a timely basis or all; currency risk in respect of the consideration payable by Infineon Technologies AG in connection with the acquisition; These forward-looking statements speak only as of the date of this presentation. Each of Infineon Technologies AG, the relevant Infineon Technologies Group entities, Financial Advisors and their respective affiliates, agents, directors, officers, employees and advisers, expressly disclaims any obligation or undertaking to update any forward-looking statements contained herein. You are urged to consider these factors carefully in evaluating the forward-looking statements in this announcement and not to place undue reliance on such statements.

Cautionary Note Regarding Forward Looking Statements of Cypress

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the merger (the “Merger”) of Cypress Semiconductor Corporation on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 3, 2019 (the “Merger Agreement”), the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only Cypress’ current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, development, condition, state of facts, change, effect or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from Cypress’ ongoing business operations due to the transaction; the effect of the announcement of the Merger on Cypress’ relationships, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in Cypress’ relationships with its employees; capital market conditions, including availability of funding sources for Cypress; changes in Cypress’ credit ratings; risks related to Cypress’ indebtedness, including Cypress’ ability to meet certain financial covenants in Cypress’ debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of Cypress’ stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Cypress assumes no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact Cypress’ results of operations or financial position, refer to Part I, Item 1A. Risk Factors in Cypress’ Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and Part II, Item 1A. Risk Factors in Cypress’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and any subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional Information Regarding Cypress and Where to Find It

This communication may be deemed to be solicitation material of Cypress in respect of the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy Cypress’ securities or the solicitation of any vote or approval. The proposed transaction will be submitted to Cypress stockholders for their consideration. In connection with the proposed transaction, Cypress intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to Cypress’ stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Cypress with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Cypress’ stockholders may obtain free copies of the documents Cypress files with the SEC through the Investors portion of Cypress’ website at investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting Cypress’ Investor

Relations Department by (a) mail at Cypress Semiconductor Corporation, Attention: Investor Relations, 198 Champion Ct., San Jose, CA 95134, (b) telephone at (408) 943-2600, or (c) e-mail at investorrelations@cypress.com.

Cypress and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Cypress’ stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Cypress’ preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Cypress’ common stock is also set forth in Cypress’ definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.

For the Business and Trade Press: INFXX201906.074e

Bernd Hops (Headquarters) Sian Cummings (Americas) Chi Kang David Ong (Asia-Pacific) Jonathan Liu (Greater China) Yoko Sasaki (Japan)	Tel.: +49 89 234 23888 Tel.: +1 310 252 7148 Tel.: +65 6876 3070 Tel.: +86 21 6101 9182 Tel.: +81 3 5745 7340	bernd.hops@infineon.com sian.cummings@infineon.com david.ong@infineon.com jonathan.liu@infineon.com yoko.sasaki@infineon.com	Investor Relations: Tel.: +49 89 234 26655 investor.relations@infineon.com